  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 22, 2015

Griffin Capital Essential Asset REIT II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-194280

MD	46-4654479
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure
On April 28, 2015, Griffin Capital Corporation, the sponsor of Griffin Capital Essential Asset REIT II, Inc. (the "Registrant"), issued a press release on behalf of the Registrant, disclosing the acquisition of the AOPC property described below in Item 8.01. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.
Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.
Item 8.01.    Other Events
As previously reported, on March 9, 2015, the Registrant, through a wholly-owned subsidiary of the Registrant's operating partnership, entered into a purchase and sale agreement with an unaffiliated third party for the purchase of a single story Class B office property consisting of approximately 56,600 net rentable square feet located in Mechanicsburg, Pennsylvania (the "AOPC property"). On April 22, 2015, the Registrant closed on the acquisition of the AOPC property. The AOPC property is leased in its entirety to the Administrative Office of Pennsylvania Courts ("AOPC"). The purchase price for the AOPC property was approximately $10.1 million, plus closing costs. The purchase price and acquisition fees and expenses earned by and paid to the Registrant's advisor were funded with proceeds from the Registrant's public offering and a draw of $6.1 million pursuant to the Registrant's revolving credit facility with a syndicate of lenders under which KeyBank, National Association ("KeyBank") serves as administrative agent and JPMorgan Chase Bank, N.A. ("JPMorgan") serves as syndication agent (the "KeyBank Revolving Credit Facility"). The Registrant's advisor earned and was paid $202,300 in acquisition fees in connection with the acquisition of the AOPC property. The Registrant incurred acquisition expenses of approximately $278,000 in connection with the acquisition of the AOPC property, approximately $72,000 of which were reimbursed or paid to the Registrant's advisor and approximately $206,000 of which were paid to unaffiliated third parties.
AOPC is a judicial agency of the Commonwealth of Pennsylvania and supports the entire judicial system for the Commonwealth. The Commonwealth of Pennsylvania has an investment grade general obligation credit rating of Aa3 by Moody's (AA- S&P equivalent).
The AOPC property is located seven miles south of Harrisburg, the capital of Pennsylvania. The Registrant believes the AOPC property is a business essential facility to the tenant's overall operations due to the operational functions performed therein and the capital invested by the tenant.
The AOPC lease, as amended, is a triple-net lease with a remaining term of approximately 9.3 years upon the Registrant's acquisition, expiring in June 2024. The current annual base rent is approximately $745,000, with 0.9% average annual rental increases for the remaining duration of the lease. Under the AOPC lease, the tenant has two five-year renewal options at fair market value, and no termination option. The information related to the AOPC lease in this Item 8.01 description is qualified in its entirety by the full AOPC lease, the First Amendment to the AOPC lease, and the Second Amendment to the AOPC lease, which are attached as Exhibits 10.1 through 10.3 hereto.
The going-in capitalization rate for the AOPC property is approximately 7.36%. The going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from the tenant including base rental revenue, parking revenue and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.

Griffin Capital Essential Asset Property Management II, LLC will be responsible for managing the AOPC property and will be paid management fees in an amount of 3% of the gross monthly revenues collected from the AOPC property. Griffin Capital Essential Asset Property Management II, LLC intends to hire an unaffiliated third party to manage the day-to-day operations and will pay such third party a portion of the management fees paid by the Registrant, unless such management fee can be recovered from the tenant.
Item 9.01.    Financial Statements and Exhibits
(d)    Exhibits.
10.1    AOPC Lease dated May 9, 2011
10.2    First Amendment to AOPC Lease dated July 16, 2014
10.3    Second Amendment to AOPC Lease dated March 27, 2015
99.1    Press Release dated April 28, 2015

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT II, Inc.

Date: April 28, 2015	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Secretary